NEWS RELEASE
For Immediate Release	Investors:	Media:
	Bill Marshall	Scott Golden
	Vice President, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7999
	bill.marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Appoints Danielle Brown to Board of Directors

RICHMOND, Va. – July 1, 2024 -- Performance Food Group Company (PFG) (NYSE: PFGC) today announced it has appointed Danielle M. Brown to serve as an independent director on its Board of Directors, effective June 28, 2024. This appointment expands PFG’s Board to 12 directors. The Board appointed Ms. Brown to serve as a member of the Company’s Audit and Finance Committee and Technology and Cybersecurity Committee.

Ms. Brown, 53, currently serves as Senior Vice President and Chief Information Officer (CIO) of Whirlpool Corporation’s Global Information Technology function.

Ms. Brown has been in information technology (IT) leadership for more than 20 years, including serving as CIO at Brunswick Corporation for four years prior to joining Whirlpool Corp. Previously, Ms. Brown spent 16 years at DuPont, where she held a series of IT roles of increasing responsibility, including Asia Pacific Applications Delivery; Global Chief Information Officer for Crop Protection, oversight of a $3.2-billion DuPont Strategic Business Unit; and IT Transformational Productivity Leader.

“I am excited to welcome Dani to our Board of Directors,” said George Holm, PFG Chairman & Chief Executive Officer. “Her extensive experience and knowledge in IT will be a valuable addition to our Board. We look forward to working with Dani and gaining her insights as we execute PFG’s long-term strategic vision.”

Ms. Brown currently serves as a member of the board of PRA Group (Nasdaq: PRAA), and Corewell Health, a non-profit healthcare system. Additionally, she is a member of the Executive Leadership Council, a not-for-profit that opens the channels of opportunity for the development of Black executives to positively impact business and communities.

Ms. Brown holds a BS in computer science from Indiana University of Pennsylvania, as well as a master’s degree in management information systems from Penn State University and an MBA from Drexel University. She is also a Six Sigma Black Belt.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 100 company is achieved through our more than 37,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, including how you can join our team, visit pfgc.com.